                                                                    EXHIBIT 3.81

                               OPERATING AGREEMENT
                                       OF
                          RESORT RENTAL VACATIONS, LLC

         THIS OPERATING AGREEMENT is entered effective the 5th day of August, 2002, by and among the Members whose signatures appear on the signature page.


                                    ARTICLE I
                                   DEFINITIONS

         The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein):

         "Act" shall mean the Tennessee Limited Liability Company Act, as amended from time to time.

         "Capital Account" means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(A) To each Member's Capital Account there shall be credited such member's Capital Contributions, such Member's distributive share of Profits and any items in the nature of income or gain which are allocated to such account herein, and the amount of any Company liabilities assumed by such Member or which are secured by any Company property distributed to such Member.

(B) To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company property distributed to such Member pursuant to any provision of this Operating Agreement, such Member's distributive share of Losses and any items in the nature of expenses or losses which are allocated to such account herein, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(C) In the event all or a portion of an interest in the Company is transferred in accordance with the terms of this Operating Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(D) In determining the amount of any liability for purposes of this Operating agreement, there shall be taken into account Code section 752
         (c) and any other applicable provisions of the Code and its regulations.

The foregoing provisions and the other provisions of this Operating Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such regulations.

         "Capital Contributions" means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company by such Member. "Initial Capital Contribution" shall mean the initial contribution to the capital of the Company set forth in this Operating Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Company" shall refer to Resort Rental Vacations, LLC.

         "Depreciation" means, for each Fiscal year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the President of the Company.

         "Financial Interest" shall mean a Member's or Financial Interest Owner's share of one or more of the Company's Profits, Losses and distributions of the Company's assets pursuant to this Operating Agreement and the Act, but shall not include a Member's Governance Rights. "Financial Interest Owner" shall mean a person other than a Member who owns a Financial Interest in the Company.

         "Fiscal Year" means (i) the period commencing on the effective date of this Operating Agreement and ending on December 31, (ii) any subsequent twelve
(12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clause (ii) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss or deduction pursuant to this Operating Agreement.

         "Governance Interest" shall mean a Member's governance rights in the Company, including any right to participate in the management or affairs of the Company, including, the right to vote on, consent to or otherwise participate in any decision of the Members or Managers.

         "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

         (A) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and all of the other Members;

         (B) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values from time to time as required by Treasury Regulation section 1.704-1 (b).

         "Majority Interest" shall mean the Membership Interests of one or more Members which taken together exceed fifty percent (50%) of the aggregate of all Membership Interests.

         "Manager" shall mean one or more managers appointed from time to time by the Members. References to the manager in the singular or as him, her, it, itself or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

         "Member" shall mean each party who acquires a Membership Interest pursuant to this Operating Agreement and executes a counterpart of this Operating Agreement as a Member, and each of the parties who may hereafter become members. If a Member is a Member immediately prior to the purchase or other acquisition by such person of an Financial Interest, such person shall have all the rights of a Member with respect to such purchased or otherwise acquired Membership Interest or Financial Interest, as the case may be.

         "Membership Interest" shall mean a Member's entire interest in the Company including such Member's Governance Interest, Financial Interest and such other rights and privileges that the Member may enjoy by being a Member, provided, however, that in making a determination of the Members entitled to vote on any matter, "Membership Interest" shall mean a Member's Governance Interest in the company.

         "Operating Agreement" shall mean this Operating Agreement as originally executed and as amended from time to time.

         "Profits" and "Losses" means, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code section 703 (a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code section 703 (a) (1) shall be included in table income or loss), with the following adjustments:

         (A) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be added to such taxable income or loss;

         (B)      Any expenditures of the company described in Code section 705
         (a) (2) (B) or treated as Code section 705 (a) (2) (B) expenditures pursuant to Treasury Regulation section 1 .704-1 (b) (2) (iv) (i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

         (C) In the event the Gross Asset Value of any Company asset is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses:

         (D) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

         (E) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of "Depreciation" in this Section; and

         (F) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code section 734 (b) or Code section 743 (b) is required pursuant to Treasury Regulation section 1 .704-1 (b) (2)
         (iv) (m) (4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses.

                                   ARTICLE II
                              FORMATION OF COMPANY

2.1 Formation. The Company shall be, or has been, organized as a Tennessee limited liability company by executing and delivering a Certificate of Organization to the Tennessee Secretary of State in accordance with and pursuant to the Act.

2.2 Term. The term of the Company shall be perpetual, unless the Company is earlier dissolved in accordance with either the provisions of this Operating Agreement or the Act.

                                   ARTICLE III
                               BUSINESS OF COMPANY

         The business of the Company shall be to conduct any lawful business whatsoever that may be conducted by limited liability companies pursuant to the Act.


                                   ARTICLE IV
                           MATTERS RELATING TO MEMBERS

4.1 General Powers and Qualifications. Except as otherwise provided under the Act or under this Operating Agreement, all powers of the Company shall be exercised under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members.

4.2 Member's Names and Addresses. The name, address and initial percentage interest of ownership of each of the Members are as follows:

         NAME & ADDRESS                     PERCENTAGE INTEREST

         ResortQuest International, Inc.             100%
         530 Oak Court Drive, Suite 360
         Memphis, Tennessee 38117

4.3 Priority and Return of Capital. Except as otherwise provided herein, no Member or Financial Interest Owner shall have priority over any other Member or Financial Interest Owner, either as to the return of Capital Contributions or as to Profits, Losses or Distributions; provided that this Section shall not apply to a loan (as distinguished from Capital Contributions) which a Member has made to the Company.

4.4 Admission of Additional Members. Additional members may be admitted to the Company with the written consent of a Majority Interest of the existing Members.

                                    ARTICLE V
                               MEETINGS OF MEMBERS

5.1 Meetings. The annual meeting of the Members shall be held on the first day in October of every year or at such other time as shall be determined by resolution of the Members, commencing with the year following organization of the Company, for the purpose of the transaction of such business as may come before the meeting. Special meetings of the Members for any purpose or purposes may be called by any Member or Members holding a Majority Interest. The members may designate any place, either within or outside the State of Tennessee, as the place of meeting for any meeting of the Members. If resignation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Company. Unless expressly permitted by this Operating Agreement, no action shall be taken pursuant to any vote of the Members unless approved by a Majority Interest.

5.2 Action by Members Without a Meeting. Action which is required or permitted to be taken at a meeting of the Members may be taken without such a meeting if a Majority Interest of the members consent to taking such action without a meeting. Such consent (or counterpart(s) thereof) shall describe the action taken, be in writing, be signed by the members, indicate each signing Member's vote and be, included in the minutes or Company records. Actions taken under this Section are effective when such Members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

5.3 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

                                   ARTICLE VI
                                    MANAGERS

6.1 General. Except as otherwise provided under the Act or under this Operating Agreement, all powers of the Company shall be exercised by the Managers at the direction and under the authority of the Members. The Chief Manager of the Company shall be designated and referred to as the President of the Company.

6.2 Powers and Duties of Managers. The powers and duties of the managers of the Company shall be as follows:

         (A) President. The President shall be the chief executive of the Company, shall have general and active management of the Company and shall see that all orders and resolutions of the Members are carried into effect, subject, however, to the right of the members to delegate any specific powers, unless exclusively conferred upon the President by law, to any other managers of the Company.

         (B) Vice-President. A Vice-President, if elected, shall have such powers and perform such duties as may be assigned to him or her by the Members or the President. In the absence or disability of the president, any designated Vice-President shall perform the duties and exercise the powers of the President. A Vice-President may sign and execute contracts and other obligations pertaining to the regular course of his or her duties.

         (C) Secretary. The Secretary shall attend all meetings of the Members of the company and shall be responsible for preparing the minutes of such meetings. The Secretary shall be responsible for the care and custody of the minute book of the Company and for authenticating records of the Company. It shall be his or her duty to give or cause to be given notice of all meetings of the Members. The Secretary shall also perform such other duties as may be assigned to him or her by the Members or by the President, under whose supervision he or she shall act. In the event the Secretary is absent for some reason from any meeting where minutes are to be prepared or is otherwise unable to take such minutes, the presiding officer of such meeting shall appoint another person, subject to the approval of those present and entitled to vote at such meeting, to take the minutes thereof.

         (D) Treasurer. The Treasurer, if elected, shall have custody of the Company funds, securities and shall keep full and accurate account of receipts and disbursements in the appropriate Company books, and shall require the deposit of all monies and other valuable assets in the name of and to the credit of the Company in such financial institutions as may be designated by the President or the members. The Treasurer shall require disbursement of the funds of the Company as may be ordered by the President or the Members, and shall render to the President and the Members, at any time they may require, an account of his or her transactions as Treasurer and of the financial condition of the Company.

6.3 Compensation. The compensation of the Managers shall be fixed from time to time by the Members. No Manager shall be prevented from receiving such salary by reason of the fact that he is also a Member of the Company.

6.4 Conflicts of Interest. The provisions of the Act to the contrary notwithstanding, the Members by their execution hereof, waive a conflict and approve each action that would otherwise give rise to a conflict if the transaction was approved at a meeting of the Members and the contract or transaction was fair and reasonable to the Company at the time it was authorized, approved or ratified.

                                   ARTICLE VII
                              CAPITAL CONTRIBUTIONS

7.1 Members' Capital Contributions. Each Member shall contribute the following as its share of the Initial Capital Contribution:

         NAME                                                 CONTRIBUTION

         ResortQuest International, Inc.                          $10

7.2 Additional Contributions. Members shall not be required to make additional Capital Contributions. ResortQuest International, Inc. as the sole member will fund the operations of Resort Rental Vacations, LLC.

7.3      Withdrawal or Reduction of Members' Contribution to Capital.

         (A) A Member shall not receive out of the Company's property any part of his Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

         (B) A Member, irrespective of the nature of his Capital Contribution, has only the right to demand and receive cash in return for his Capital Contribution.

                                  ARTICLE VIII
                       ALLOCATIONS OF PROFITS AND LOSSES!
                                  DISTRIBUTIONS

8.1 Profits. Profits for any Fiscal Year shall be allocated among the Members pro rata based on their relative Membership Interests.

8.2 Losses. Losses for any Fiscal Year shall be allocated among the Members pro rata based on their relative Membership Interests.

8.3      Other Allocation Rules.

         (A) In the event additional Members are admitted to the Company on different dates during any Fiscal year, the profits (or Losses) allocated to the Members for each such Fiscal Year shall be allocated among the Members in proportion to the relative Capital Accounts each holds from time to time during such Fiscal Year in accordance with Code section 706, using any convention permitted by law and selected by the Members.

         (B) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Members using any permissible method under Code section 706 and its regulations.

8.4 Tax Allocations: Code Section 704 (c). In accordance with Code section 704 (c) and its regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any Company asset is adjusted, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code section 704 (c) and its regulations. Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Operating Agreement. Allocations pursuant to this Section are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any person's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Operating Agreement.

8.5 Distributions and Allocations in Respect to Transferred Interests. If any interest in the Company is sold, assigned or transferred during any Fiscal year in compliance with the provisions of this Operating Agreement, Profits, Losses, each item thereof and all other items attributable to such interest for such Fiscal year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during such Fiscal year in accordance with Code section 706(d), using any conventions permitted by law and selected by the Members.

8.6 Form of Distributions. Except as otherwise provided by this Operating Agreement, all distributions shall be made in cash and shall be divided among the Members in proportion to their Membership Interests. Distributions of income may be made in such amounts and at such times as the Members may determine.

                                   ARTICLE IX
                                 TRANSFERABILITY

         General. Except as otherwise specifically provided herein, a Member or an Financial Interest Owner shall not have the right to:

         (A) sell, assign, transfer, exchange or otherwise transfer for consideration (collectively, "sell" or "sale"),

         (B) gift, bequeath or otherwise transfer for no consideration whether or not by operation of law, except in the case of bankruptcy (collectively "gift")

all or any part of his Membership Interest or Financial Interest without the consent of a Majority Interest. In the event that any member or Financial Interest Owner pledges or otherwise encumbers any of his Membership Interest or Financial Interest as security for repayment of a liability, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all the terms and conditions of this Article.

                                    ARTICLE X
                           DISSOLUTION AND TERMINATION

10.1 Dissolution. The Company shall be dissolved upon the occurrence of any dissolution event set forth in Act section 48-245-101 (a)(l)-(4). The Company shall not be dissolved upon the occurrence of any dissolution event set forth in Act section 48-245-101(a) (5); provided, however, that such an occurrence will cause a dissolution if it occurs at a time when the Company has only one other Member, unless within ninety (90) days after such occurrence, the remaining Member agrees to continue the business of the Company either (i) with the legal representative or successor of the other Member, (ii) with a new Member admitted to the Company of (iii) if permitted by the Act, as the sole Member.

10.2 Notice of Dissolution. As soon as possible following the occurrence of any of the events effecting the dissolution of the Company, the appropriate representative of the Company shall execute a notice of dissolution in such form as shall be prescribed by the Tennessee Secretary of State's office.

10.3 Effect of Filing Articles of Dissolution. Upon the filing by the Tennessee Secretary of State of a notice of dissolution, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business.

10.4 Winding Up, Liquidation and Distribution of Assets. If the Company is dissolved and its affairs are to be wound up, the Managers shall:

                  (A) Sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Managers may determine to distribute any assets to the Members in kind),

                  (B) Allocate any Profit or Loss resulting from such sales to the Members' and Financial Interest Owners' Capital Accounts in accordance with this Operating Agreement,

                  (C) Discharge all liabilities of the Company, including liabilities to Members and Financial Interest Owners who are also creditors, to the extent otherwise permitted by law, other than liabilities to Members and Financial Interest Owners for distributions and the return of capital, and establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Members and Financial Interest Owners, the amounts of such reserves shall be deemed to be an expense of the Company),

                  (D) Distribute the remaining assets in the following order:

                           (1) If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members and Financial Interest Owners shall be adjusted pursuant to the provisions of this Operating Agreement.

                           (2) The positive balance (if any) of each Member's and Financial Interest Owner's Capital Account (as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs) shall be distributed to the Members, either in cash or in kind, as determined by the Members. Any such distributions to the Members in respect of their Capital Account shall be made in accordance with the time requirements of the allocation regulations under section 704 of the Code.

10.5 Articles of Termination. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the members, articles of termination shall be executed in the manner required by Act section 48-245-503.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

11.1 Binding Effect. Except as otherwise provided in this Operating Agreement, every covenant, term and provision of this Operating Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

11.2 Construction. Every covenant, term, and provision of this Operating Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. The terms of this Operating Agreement are intended to embody the economic relationship among the Members and shall not be subject to modification by, or be conformed with, any actions by the Internal Revenue Service except as this Operating Agreement may be explicitly so amended and except as may relate specifically to the filing of tax returns.

11.3 Headings. Section and other headings contained in this Operating Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Operating Agreement or any provision hereof.
11.4 Severability. Every provision of this Operating Agreement is intended to be severable. If any term of provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Operating Agreement.

11.5 Further Action. Each Member agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Operating Agreement.

11.6 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

11.7 Governing Law. The laws of the State of Tennessee shall govern the validity of this Operating Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.

11.8 Tax Elections. All elections permitted to be made by the Company under federal or state laws shall be made by the President.

11.9 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.

11.10 Amendment. This Operating Agreement may not be amended except in writing and approved by a Majority Interest.

         IN WITNESS WHEREOF, the undersigned hereby agree, acknowledge and certify that the foregoing Operating Agreement constitutes the Operating Agreement of the Company adopted by all of its Members as of the day and date first above written.

MEMBER:                                     COMPANY:

ResortQuest International, Inc.             Resort Rental Vacations, LLC

                                            By: ResortQuest International, Inc.
                                                Member Manager

By:  /s/ M. Ronald Halpern                  By:  /s/ M. Ronald Halpern
   -----------------------                     -----------------------
         M. Ronald Halpern                           M. Ronald Halpern
         Vice President & Secretary                  Vice President & Secretary

Initial Capital Contribution: $10

Member Address:   ResortQuest International, Inc.
                  530 Oak Court Drive, Suite 360
                  Memphis, TN 38117

Membership Interest: 100%